Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Team, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-209871, No. 333-211495, No. 333-222128, No. 333-225727, and No. 333-232227) on Form S-8 of Team, Inc. of our reports dated March 11, 2021, with respect to the consolidated balance sheets of Team, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Team, Inc.

Our report dated March 11, 2021 contains an explanatory paragraph that states the Company has changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842 (ASC 842), Leases.

/s/ KPMG LLP

Houston, Texas
March 11, 2021